EX-99.A

                                   EXHIBIT A

               Cover Letter to the Offer and Letter of Transmittal

                       [Whistler Fund, L.L.C. Letterhead]

       IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                   AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

October 22, 2002

Dear Whistler Fund, L.L.C. Member:

                  We are writing to inform you of important dates relating to a tender offer by Whistler Fund, L.L.C. (the "Fund"). If you are not interested in redeeming your limited liability company interest in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

                  The tender offer period will begin on October 22, 2002 and end at 12:00 midnight, Eastern Time, on November 20, 2002. The purpose of the tender offer is to provide liquidity to members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

                  Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than November 20, 2002. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

                  All tenders of Interests must be received by the Fund's Administrator, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by November 20, 2002.

                  If you have any questions, please refer to the attached Offer document, which contains additional important information about the tender offer, or call your Account Executive or Karl Garrett at our Administrator at
(888) 697-9661 or (866) 306-0232.

Sincerely,

Whistler Fund, L.L.C.


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